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                                                                    Exhibit 99


                       PROTECTIVE ANNOUNCES 4Q98 EARNINGS


BIRMINGHAM, Alabama (February 11, 1999) Protective Life Corporation (NYSE:PL) announced fourth quarter results today. The Company's basic operating income, which excludes realized investment gains and losses and related amortization, was $.53 per share in the 1998 fourth quarter, a 15% increase over the $.46 per share last year. Consolidated net income for the fourth quarter of 1998 was $34.7 million, compared to $29.2 million reported for the 1997 fourth quarter. Basic net income per share was $.53 per share in the 1998 fourth quarter compared to $.46 per share last year. All prior period results have been restated to reflect a two-for-one stock split on April 1, 1998.

Diluted operating income was $.53 per share in the 1998 fourth quarter compared to $.46 last year, and diluted net income per share was $.53 per share in the 1998 fourth quarter compared to $.46 per share last year.

Drayton  Nabers,  Jr.,  Protective's  Chairman of the Board and Chief  Executive
Officer commented:"In 1998 we enjoyed solid earnings growth throughout the Company. Our strong sales momentum and recent acquisitions positions us well for 1999."

The Company's 1998 basic operating income was $2.04 per share, a 14% increase over the $1.79 per share reported for 1997. Consolidated net income for 1998 was $130.8 million, compared to $112.0 million reported for 1997. Basic net income per share was $2.06 per share in 1998 compared to $1.79 per share last year. Diluted operating income was $2.02 per share in 1998 compared to $1.78 last year, and diluted net income per share was $2.04 per share in 1998 compared to $1.78 per share last year.

At December 31, 1998, the Company's assets were $12.1 billion. Stockholders' equity per share was $13.80 (excluding $.85 per share of unrealized investment gains resulting from marking the Company's securities to market values).

Operating return on average equity for the twelve months ending December 31, 1998 was 16.5%. (Average equity excludes the effect of unrealized gains and losses on stockholders' equity.)


THIS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH EXPRESS EXPECTATIONS OF FUTURE EVENTS AND/OR RESULTS. ALL STATEMENTS BASED ON FUTURE EXPECTATIONS RATHER THAN ON HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, AND THE COMPANY CANNOT GIVE ASSURANCE THAT SUCH STATEMENTS WILL PROVE TO BE CORRECT. PLEASE REFER TO EXHIBIT 99 OF THE COMPANY'S MOST RECENT FORM 10-Q FOR MORE INFORMATION ABOUT FACTORS WHICH COULD AFFECT FUTURE RESULTS.

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